Kevin M. Murphy

Attorney At Law

6402 Scott Lane

Pearland, Texas 77581

(281) 804-1174

info@kevinmurphylaw.com

January 6th, 2012

Vantone Realty Inc.,

12520 A1 Westheimer #139,

Houston, Texas 77077

Re: Vantone Realty Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

I refer to the above-captioned registration statement on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended (“Act”), to be filed by Vantone Realty Inc., a Texas Corporation (“Company”), with the Securities and Exchange Commission. The Registration Statement related to the offer and sale by the Company for up to 5,000,000 shares of common stock ( "Common Stock"). Such shares are to be issued under the Registration Statement and the relating prospectus to be filed with the commission. The details of the offering are described in the Registration Statement on Form S-1.

I have examined the originals, or photocopies, certified copies or other evidence of such records of the Company, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such documents. Based on my examination mentioned above, I am of the opinion that the 5,000,000 shares of common stock to be offered and sold are duly authorized shares of common stock will, when sold, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under "Legal Matters" in the Registration Statement.

Sincerely,

/s/ Kevin M. Murphy